Exhibit 99.1

HECLA TO ACQUIRE MINES MANAGEMENT

FOR IMMEDIATE RELEASE

Release # 16-07

SPOKANE, WASHINGTON — May 24, 2016 — Mines Management, Inc. (NYSE MKT: MGN, TSX: MGT) (Mines Management) and Hecla Mining Company (NYSE:HL) (Hecla) today announced a merger agreement with Hecla acquiring Mines Management. In the proposed merger, each outstanding common share(1) of Mines Management will be exchanged for 0.2218 of a common share of Hecla. This represents a 41% premium to Mines Management, using both companies 10 day VWAP (Volume Weighted Average Price) on May 20, 2016. The transaction is expected to close in the third quarter, 2016. The transaction is subject to approval by Mines Management shareholders and other closing conditions.

Following closing of the merger, Hecla intends to advance the evaluation program of Montanore. Located in Northwest Montana, Montanore is considered one of the largest undeveloped silver and copper deposits in North America. The project is approximately 10 miles from Hecla’s Rock Creek project and 50 miles north of Hecla’s Lucky Friday Mine in Idaho.

“The Montanore Project has been significantly advanced by Mines Management and, with the issuance of the final Environmental Impact Statement and Records of Decision early this year now is the time to pass it on to Hecla to further advance the project and put it into production,” said Glenn Dobbs, Mines Management’s CEO and Chairman.

“Hecla is the logical company to move Montanore forward, with its close proximity to Rock Creek, as well as its similar geology and scale,” said Phillips S. Baker, Jr., Hecla’s President and CEO. “We have considerable experience operating Greens Creek in a National Monument which will, combined with our financial strength and commitment to the community and environment, help Montanore reach its full potential.”

About Mines Management

Mines Management, Inc. is engaged in the business of exploring, and if exploration is successful, developing mineral properties containing precious and base metals. The Company’s primary focus is on the advancement of the Montanore silver-copper project located in northwestern Montana.

For further information, please contact:

Douglas Dobbs

President, Mines Management, Inc.

(509)838-6050

info@minesmanagement.com

Hecla will file with the SEC a registration statement on Form S-4 (or amendment thereto) that will include the Proxy Statement of Mines Management that also constitutes a prospectus of Hecla.  Hecla and Mines Management plan to mail the Proxy Statement/Prospectus to Mines Management’s shareholders in connection with the transaction. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HECLA, MINES MANAGEMENT, THE TRANSACTION AND RELATED MATTERS. Investors and shareholders will be able to obtain free copies of the Proxy Statement/Prospectus and other documents

(1)  Approximately 32 million issued and outstanding shares; approximately 39 million shares fully diluted filed with the SEC by Hecla and Mines Management through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the Proxy Statement/Prospectus and other documents filed by Hecla with the SEC by contacting Hecla’s Investor Relations department at Hecla Mining Company; Investor Relations; 1-800-HECLA91 (1-800-432-5291); hmc-info@hecla-mining.com., and will be able to obtain free copies of the Proxy Statement/Prospectus and other documents filed by Mines Management by contacting Mines Management Investor Relations at info@minesmanagement.com or by calling (509) 838-6050.

Hecla and Mines Management and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Mines Management in respect of the transaction described in the Proxy Statement/Prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of Mines Management in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement/Prospectus when it is filed with the SEC. Information regarding Hecla’s directors and executive officers is contained in Hecla’s Annual Report on Form 10-K for the year ended December 31, 2015 and its Proxy Statement on Schedule 14A, dated April 4, 2016, which are filed with the SEC. Information regarding Mines Management’s directors and executive officers is contained in Mines Management’s Annual Report on Form 10-K for the year ended December 31, 2015 as amended by Form 10-K/A dated April 28, 2016, which are filed with the SEC.

Cautionary Note Regarding Forward-Looking Statements

Statements made or information provided in this news release that are not historical facts, such as anticipated production, sales of assets, exploration results and plans, costs, and prices or sales performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “believes,” “estimates,” “targets,” “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, risks associated with completion of the merger, the risk that expected synergies or cost savings resulting from the merger might not be achieved, the risk that the permitting process for the Montanore Project could be more difficult than anticipated, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to Hecla’s and Mines Management’s Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. Hecla and Mines Management undertake no obligation and have no intention of updating forward-looking statements other than as may be required by law.